Exhibit 10.1

PERCEPTRON, INC.
SEVERANCE AGREEMENT

THIS SEVERANCE AGREEMENT, dated as of September 1, 2020 (the “Agreement”) is between Perceptron, Inc. (the “Company”) and Bill Roeschlein, who is employed by the Company in the position of Interim Vice President, Finance and Chief Financial Officer, (the “Executive”).

1.                  Operation of Agreement. This Agreement sets forth the notice and potential severance compensation that the Company shall pay the Executive if the Executive’s employment with the Company terminates involuntarily pursuant to the terms set forth herein. As used in this Agreement, employment with the Company shall be deemed to include employment with a subsidiary of the Company. The severance provided under this Agreement is intended to be exempt from the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

2.                  Defined Terms. For purposes of this Agreement, the following terms shall have the meanings set forth below:

(a)               “Administrator” is defined in Section 13(a).

(b)               “Agreement” is defined in the preamble.

(c)               “Cause” shall mean the Executive’s

(i)                 personal dishonesty in connection with the performance of services for the Company,

(ii)              willful misconduct in connection with the performance of services for the Company,

(iii)            conviction for violation of any law involving (A) imprisonment that interferes with performance of duties or (B) moral turpitude,

(iv)             repeated and intentional failure to perform stated duties, after written notice is delivered identifying the failure, and it is not cured within 10 days following receipt of such notice,

(v)               breach of a fiduciary duty to the Company,

(vi)             breach of the Proprietary Information and Invention Agreement or the Perceptron Executive Agreement Not to Compete, or

(vii)          engaging in activities detrimental to the interests of the Company that have a demonstrable adverse effect on the Company.

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(d)               “Claimant” is defined in Section 13(b).

(e)               “Code” is defined in Section 1.

(f)                “Company” is defined in the preamble.

(g)               “Continuation Period” is defined in Section 3.

(h)               “Disability” shall mean the Executive’s inability to substantially perform for a continuous period exceeding six months the duties assigned to the Executive. The determination of Disability shall be made by a medical board-certified physician mutually acceptable to the Company and the Executive (or the Executive’s legal representative, if one has been appointed), and if the parties cannot mutually agree to the selection of a physician, then each party shall select such a physician and the two physicians so selected shall select a third physician who shall make this determination.

(i)                 “Executive” is defined in the preamble.

(j)                 “Non-Competition Agreement” is defined in Section 7.

(k)               “Outside Date” is defined in Section 14.

(l)                 “Prime Rate” is defined in Section 3(c).

(m)             “Proprietary Information and Invention Agreement” shall mean the Proprietary Information and Invention Agreement between the parties to this Agreement.

(n)               “Release” is defined in Section 3.

(o)               “Severance Benefits” is defined in Section 3(b).

(p)               “Termination of Employment” is defined in Section 3.

3.                  Termination of Employment. The Company shall provide the Executive with six months’ notice prior to involuntary Termination of Employment; provided, however, if the Company provides the Executive with less than six months’ notice, the Company shall provide the Executive with Severance Benefits (as defined in Section 3(b) below) to cover the applicable period that is less than the full six month notice period (“Continuation Period”), subject to Executive’s execution of a general release in the form attached hereto as Exhibit A (the “Release”) and the Executive’s continued employment with the Company up to the first day of the Continuation Period, other than due to the Executive’s involuntary termination by the Company for reasons other than death, Disability or Cause. The Executive is not entitled to receive severance payments under any other Company severance plan or policy.

(a)               For purposes of Section 3 of the Agreement, “Termination of Employment” shall be defined as the Executive’s involuntary termination by the Company for any reason other than death, Disability or Cause; provided such termination constitutes a “separation from service” as defined in Code Section 409A.

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(b)               Upon satisfaction of the requirements set forth in this Section 3 and conditioned upon the Executive’s execution of the Release that becomes irrevocable within 60 days following the Executive’s Termination of Employment, the Executive shall be entitled to the following severance benefits (the “Severance Benefits”) to commence on the first regular pay date on or after the Release becomes irrevocable within such 60-day period (subject to the Specified Employee restrictions set forth in Section 22, below): A cash severance benefit equal to the portion of Executive’s then current annual base salary, as in effect at the time of the Termination of Employment that Executive would have received for the Continuation Period over the remaining portion of his six months’ termination notice.

(c)               Subject to payment timing restrictions under the Release, the Executive’s cash severance benefit under Section 3(b)(i) shall be payable in the same manner as the Executive’s base salary. Notwithstanding the foregoing, if at the time of Termination of Employment the Executive constitutes a “Specified Employee” as defined in Code Section 409A, and the Executive’s aggregate severance benefit is not exempt from Code Section 409A, commencing at Termination of Employment (subject to Release timings restrictions set forth above and in Section 22), the Executive shall receive the benefits that are exempt from Code Section 409A and shall receive any payments that are not exempt from Code Section 409A until the attainment of any applicable Code Section 409A cap, at which time the remaining non-exempt payments shall be suspended. When a period of six months has lapsed from the Executive’s Termination of Employment or, if earlier, the Executive’s death, any suspended payments shall be aggregated and paid in a lump sum on the first day of the next month, and the remaining compensation, if any, shall be paid in accordance with its regular schedule. Any payment, including amounts suspended under Code Section 409A, made later than 10 days following the Executive’s Termination of Employment (or applicable due date under this Section 3) for whatever reason, shall include interest at the Prime Rate plus two percent, which shall begin accruing on the 10th day following the Executive’s Termination of Employment (or applicable due date under this Section 3). “Prime Rate” shall be determined by reference to the prime rate established by Chemical Bank (or its successor), in effect from time to time commencing on the 10th day following the Executive’s Termination of Employment.

(d)               In addition to the amounts specified above, Executive shall be entitled to reimbursements of any accrued but unpaid expenses incurred in accordance with Code Section 409A and the Company’s reimbursement policy.

4.                  No Mitigation or Duty to Seek Reemployment. The Executive shall be under no duty or obligation to seek or accept other employment after Termination of Employment and shall not be required to mitigate the amount of any payments provided for by this Agreement by seeking employment or otherwise. The Severance Benefit shall not be reduced or suspended if the Executive accepts other employment.

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5.                  Non-Competition and Restrictive Covenant. If, during the term that the Executive is receiving benefits under this Agreement, the Executive violates the terms of this Agreement, the Release, the Proprietary Information and Invention Agreement, or the Perceptron Executive Agreement Not to Compete between the Executive and the Company (the “Non-Competition Agreement”) or any other non-competition agreement with the Company, the Company’s obligations to the Executive under this Agreement shall automatically terminate.

6.                  Tax Withholding. The Company may withhold from any cash amounts payable to the Executive under this Agreement to satisfy all applicable Federal, State, local or other income (including excise) and employment withholding taxes. In the event the Company fails to withhold such sums for any reason, or withholding is required for any non-cash payments provided in connection with the Executive’s Termination of Employment, the Company may require the Executive to promptly remit to the Company sufficient cash to satisfy all applicable income and employment withholding taxes.

7.                  Binding Effect.

(a)               This Agreement shall be binding upon the successors and assigns of the Company. The Company shall take whatever actions are necessary to ensure that any successor to its operations (whether by purchase, merger, consolidation, sale of substantially all assets or otherwise) assumes the obligations under this Agreement and shall cause such successor to evidence the assumption of such obligations in an agreement satisfactory to the Executive. Notwithstanding any other provisions in this Agreement, if the Company fails to obtain an agreement evidencing the assumption of the Company’s obligations by any such successor, the Executive shall be entitled to immediate payment of the severance compensation provided under Section 3, irrespective of whether the Executive’s employment has then terminated. For purposes of implementing the foregoing, the date on which any succession becomes effective shall be deemed to constitute the date of the Executive’s Termination of Employment. This Agreement shall be binding upon the Executive and shall inure to the benefit of and be enforceable by the Executive’s legal representatives and heirs. However, the rights of the Executive under this Agreement shall not be assigned, transferred, pledged, hypothecated or otherwise encumbered, except by operation of law.

8.                  Amendment of Agreement. This Agreement may not be modified or amended except by instrument in writing signed by the parties hereto. The parties agree that this Agreement may be amended to comply with applicable law, including, but not limited to, Code Section 409A.

9.                  Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall continue in full force and effect.

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10.              Limitation on Rights.

(a)               This Agreement shall not be deemed to create a contract of employment between the Company and the Executive and shall create no right in the Executive to continue in the Company’s employment for any specific period of time, or to create any other rights in the Executive or obligations on the part of the Company, except as set forth herein. This Agreement shall not restrict the right of the Company to terminate the Executive, or restrict the right of the Executive to terminate employment.

(b)               Subject to the exception for cash severance payments under the Company’s documented severance plan or policy referenced in Section 3 above, this Agreement shall not be construed to exclude the Executive from participation in any other compensation or benefit programs in which the Executive is specifically eligible to participate either prior to or following the execution of this Agreement, or any such programs that generally are available to other executive personnel of the Company, nor shall it affect the kind and amount of other compensation to which the Executive is entitled.

(c)               The rights of the Executive under this Agreement shall be solely those of an unsecured general creditor of the Company.

11.              Claims Procedure.

(a)               The administrator for purposes of this Agreement shall be the Company (“Administrator”), whose address is 47827 Halyard Drive, Plymouth, Michigan 48170, and whose telephone number is (734) 414-6100. The “Named Fiduciary” as defined in Section 402(a)(2) of ERISA, also shall be the Company. The Company shall have the right to designate one or more Company employees as the Administrator and the Named Fiduciary at any time, and to change the address and telephone number of the same. The Company shall give the Executive written notice of any change in the Administrator and Named Fiduciary, or in the address or telephone number of the same.

(b)               The Administrator shall make all determinations as to the right of any person to receive benefits under the Agreement. Any denial by the Administrator of a claim for benefits by the Executive (“the Claimant”) shall be stated in writing by the Administrator and delivered or mailed to the Claimant within 10 days after receipt of the claim, unless special circumstances require an extension of time for processing the claim. If such an extension is required, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 10-day period. In no event shall such extension exceed a period of 10 days from the end of the initial period. Any notice of denial shall set forth the specific reasons for the denial, specific reference to pertinent provisions of this Agreement upon which the denial is based, a description of any additional material or information necessary for the Claimant to perfect the claim, with an explanation of why such material or information is necessary, and any explanation of claim review procedures, written to the best of the Administrator’s ability in a manner that may be understood without legal or actuarial counsel.

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(c)               If the Administrator wholly or partially denies the Claimant’s claim for benefits, within 60 days following the date of such denial the Claimant, in a writing addressed to the Administrator, may request a review of such denial. The Claimant shall be entitled to submit such issues or comments in writing or otherwise, as the Claimant shall consider relevant to a determination of the claim, and the Claimant may include a request for a hearing in person before the Administrator. Prior to submitting the request, the Claimant shall be entitled to review such documents as are pertinent to the claim. The Claimant may, at all stages of review, be represented by counsel, legal or otherwise, of the Claimant’s choice. All requests for review shall be promptly resolved. The Administrator’s decision with respect to any such review shall be set forth in writing and shall be mailed to the Claimant not later than 10 days following receipt by the Administrator of the Claimant’s request unless special circumstances, such as the need to hold a hearing, require an extension of time for processing, in which case the Administrator’s decision shall be so mailed not later than 20 days after receipt of such request.

(d)               If the Claimant has followed the procedure in paragraphs (b) and (c) of this Section, but has not obtained full relief on the claim for benefits, may, within 60 days following the Claimant’s receipt of the Administrator’s written decision on review, apply in writing to the Administrator for binding arbitration of the claim before an arbitrator mutually acceptable to both parties, with the arbitration to be held in Plymouth, Michigan, in accordance with the arbitration rules of the American Arbitration Association, Commercial Disputes Resolution Procedures, as then in effect. If the parties are unable to mutually agree upon an arbitrator, then the arbitration proceedings shall be held before three arbitrators, one of which shall be designated by the Company, one of which shall be designated by the Claimant and the third of which shall be designated mutually by the first two arbitrators in accordance with the arbitration rules referenced above. The arbitrator(s) sole authority shall be to interpret and apply the provisions of this Agreement; the arbitrator(s) shall not change, add to, or subtract from, any of the Agreement’s provisions. The arbitrator(s) shall have the power to compel attendance of witnesses at the hearing. Any court having jurisdiction may enter a judgment based upon such arbitration. All decisions of the arbitrator(s) shall be final and binding on the Claimant and the Company without appeal to any court. The Executive and the Company hereby acknowledge that as arbitration is the exclusive remedy with respect to any grievance hereunder, neither party has the right to resort to any federal, state or local court or administrative agency concerning breaches of this Agreement, and the decision of the arbitrator shall be a complete defense to any suit, action or proceeding instituted in any federal, state or local court or before any administrative agency with respect to any dispute which is arbitrable as herein set forth.

12.              Legal Fees and Expenses.

(a)               In the event any arbitration or litigation is brought to enforce any provision of this Agreement and the Executive prevails, then the Executive shall be entitled to recover from the Company the Executive’s reasonable costs and reasonable expenses of such arbitration or litigation, including reasonable fees and disbursements of counsel (both at trial and in appellate proceedings) (“Expenses”). If the Company prevails, then each party shall be responsible for its/his respective costs, expenses and attorneys fees, and the costs of the arbitrator shall be equally divided.

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(b)               In the event that it is determined that the Executive is entitled to compensation, legal fees and expenses hereunder, the Executive also shall be entitled to interest thereon, from the date payment thereof was due, payable to the Executive at the Prime Rate of interest plus two percent.

(c)               For purposes of this Section 14, “prevails” means that the Executive receives an award of severance benefits in such arbitration or litigation in excess of the amount offered to be paid by the Company to the Executive prior to the initiation of the arbitration or litigation. For purposes of determining the date when legal fees and expenses are payable, such amounts are not due until 30 days after notification to the Company of such amounts.

(d)               Notwithstanding the foregoing, to the extent that the payment by the Company of the Executive’s Expenses more than two calendar years following the calendar year of the Termination of Employment (the “Outside Date”) would cause the payments under this Agreement to not be exempt from Code Section 409A, no such payments after the Outside Date shall be payable hereunder.

13.              Nonalienation of Benefits. Except in so far as this provision may be contrary to applicable law, no sale, transfer, alienation, assignment, pledge, collateralization or attachment of any benefits under this Agreement shall be valid or recognized by the Company.

14.              ERISA. This Agreement is an unfunded compensation arrangement for a member of a select group of the Company’s management and any exemptions under ERISA, as applicable to such an arrangement, shall be applicable to this Agreement.

15.              Reporting and Disclosure. The Company, from time to time, shall provide government agencies with such reports concerning this Agreement as may be required by law, and the Company shall provide the Executive with such disclosure concerning this Agreement as may be required by law or as the Company may deem appropriate.

16.              Notices. Any notice required or permitted by this Agreement shall be in writing, sent by registered or certified mail, return receipt requested, addressed to the Board and the Company at the Company’s then principal office, or to the Executive at the Executive’s last address on file with the Company, as the case may be, or to such other address or addresses as any party hereto may from time to time specify in writing for the purpose of this Agreement in a notice given to the other parties in compliance with this section. Notices shall be deemed given when received.

17.              Miscellaneous/Severability. A waiver of the breach of any term or condition of this Agreement shall not be deemed to constitute a waiver of any subsequent breach of the same or any other term or condition. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. To the extent that any provision or benefit under this Agreement is not deemed to be in accordance with any applicable law, ordinance, rule or regulation, the noncomplying provision shall be construed, or benefit limited, to the extent necessary to comply with all applicable laws, ordinances and regulations and any such provision or benefit shall not affect the validity of any other provision or benefit provided by this Agreement. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

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18.              Governing Law. To the extent not preempted by Federal law, this Agreement shall be governed and construed in accordance with the laws of the State of Michigan, without regard to its conflicts of law rules.

19.              Entire Agreement. This document represents the entire agreement and understanding of the parties with respect to the subject matter of the Agreement (other than the Non-Competition Agreement, and the Proprietary Information and Invention Agreement, which shall remain in full force and effect after the execution of this Agreement) and it may not be altered or amended except by an agreement in writing that is executed by both parties to this Agreement. Specifically, this Agreement supersedes any other severance pay provisions in effect on the date of this Agreement, including, but not limited to, those contained in any agreement in effect at the time of or at any time prior to this Agreement.

20.              Code Section 409A. It is intended that payments and benefits provided under this Agreement shall be exempt from Code Section 409A and the regulations and guidance thereunder, and the terms of this Agreement are to be interpreted and construed accordingly. Each payment (including each payment in a series of payments) under this Agreement shall be treated as a separate payment for purposes of Code Section 409A, and the terms “termination”, “Termination of Employment”, and phrases of like kind are intended to mean “separation from service” as defined by Code Section 409A. To the extent a payment is subject to Code Section 409A, in no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement. To the extent the time period for the Executive to sign and not revoke a release pursuant to Section 3(b) of this Agreement spans two calendar years, the payment or payments, to the extent subject to Code Section 409A, shall always commence in the second calendar year. In no event shall the Company be responsible for any Code Section 409A tax or penalty owed by the Executive or Executive’s spouse or beneficiary, with regard to any payment or benefit provided for under this Agreement. All reimbursements and in-kind benefits provided under this Agreement that constitute “nonqualified deferred compensation” within the meaning of Code Section 409A shall be made or provided in accordance with the requirements under Code Section 409A, including that: (a) in no event shall reimbursements by the Company under this Agreement be made later than the end of the calendar year next following the calendar year in which such fees and expenses were incurred, provided that Executive has submitted an invoice for such fees or expenses at least 30 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred and complied with all Company policies regarding such reimbursements; (b) the amount of in-kind benefits or expenses that the Company is obligated to provide or pay in any given calendar year (other than medical reimbursements described in Treas. Reg. Section 1.409A-3(i)(1)(iv)(B)) shall not affect the in-kind benefits or expenses eligible for reimbursement that the Company is obligated to provide or pay in any other calendar year; (c) the Executive’s right to have the Company pay or provide

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such reimbursement and in-kind benefits may not be liquidated or exchanged for any other benefit; and (d) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than the periods set forth in this agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

PERCEPTRON, INC., Company

By:	/s/ Jay W. Freeland
Jay Freeland, Board Chairman and Interim President and Chief Executive Officer

/s/ Bill Roeschlein
BILL ROESCHLEIN, Executive

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EXHIBIT a

RELEASE AGREEMENT

THIS AGREEMENT (“Agreement”) is made by and between Bill Roeschlein (“Executive”) and Perceptron, Inc. (the “Company”).

RECITALS

A.       Executive has terminated employment with the Company, effective __________, ____.

B.       Executive has been given the opportunity to review this Agreement, to consult with legal counsel, and to ascertain his rights and remedies.

C.       Executive and Company, without any admission of liability, desire to settle with finality, compromise, dispose of, and release any and all claims and demands asserted or which could be asserted arising out of Executive’s employment at and separation from Company.

In consideration of the foregoing and of the promises and mutual covenants contained herein, it is hereby agreed between Executive and Company as follows:

AGREEMENT

1.       In exchange for the good and valuable consideration set forth in that certain Severance Agreement, made as of ______________, between the Company and Executive (the “Severance Agreement”), Executive hereby releases, waives and discharges any and all manner of action, causes of action, claims, rights, charges, suits, damages, debts, demands, obligations, attorneys fees, and any and all other liabilities or claims of whatsoever nature, whether in law or in equity, known or unknown, including, but not limited to, age discrimination under the Age Discrimination in Employment Act of 1967 (as amended), employment discrimination prohibited by other federal, state or local laws, and any other claims, which Executive has claimed or may claim or could claim in any local, state or federal or other forum, against Company, its directors, officers, employees, agents, attorneys, successors and assigns as a result of or relating to Executive’s employment at and separation from Company and as an officer of Company as a result of any acts or omissions by Company or any of its directors, officers, employees, agents, attorneys, successors or assigns (“Covered Acts or Omissions”) which occurred prior to the date of this Agreement; excluding only those for indemnification under the Company’s articles of incorporation, bylaws or applicable law by reason of his service as an officer or director of the Company and those arising under the Severance Agreement between the Parties.

2.       Waiver of California Civil Code Section 1542. Executive expressly waives all rights afforded by any statute (such as Section 1542 of the Civil Code of the State of California) which limits the effect of a release with respect to unknown claims. Executive understands the significance of Executive’s release of unknown claims and Executive’s waiver of statutory protection against a release of unknown claims (such as under Section 1542 of the California Civil Code). For instance, Executive expressly waives Section 1542 of The Civil Code of the State of California, which states as follows:

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“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Executive hereby specifically acknowledges and agrees that Executive’s waiver of known and unknown claims and of Section 1542 of the Civil Code of the State of California is knowing and voluntary.

3.       Executive agrees to immediately return to Company all property, assets, manuals, materials, information, notes, reports, agreements, memoranda, customer lists, formulae, data, know-how, inventions, trade secrets, processes, techniques, and all other assets, materials and information of any kind or nature, belonging or pertaining to Company (“Company Information and Property”), including, but not limited to, computer programs and diskettes or other media for electronic storage of information containing Company Information and Property, in Executive’s possession, and Executive shall not retain copies of any such Company Information and Property. Executive further agrees that from and after the date hereof he will not remove from Company’s offices any Company Information and Property, nor retain possession or copies of any Company Information and Property.

4.       Executive agrees that he shall never make any statement that negatively affects the goodwill or good reputation of the Company, or any officer or director of Company, except as required by law or to enforce his rights, and except that such statements may be made to members of the Board of Directors of the Company.

5.       Executive covenants and agrees that he shall never commence or prosecute, or knowingly encourage, promote, assist or participate in any way, except as required by law, in the commencement or prosecution, of any claim, demand, action, cause of action or suit of any nature whatsoever against Company or any officer, director, employee or agent of Company (“Covered Litigation”) that is based upon any claim, demand, action, cause of action or suit released pursuant to this Agreement or involving or based upon the Covered Acts and Omissions.

6.       Executive further agrees that he has read this Agreement carefully and understands all of its terms.

7.       Executive understands and agrees that he was advised to consult with an attorney and did so prior to executing this Agreement.

8.       Executive understands and agrees that he has been given twenty-one (21) days within which to consider this Agreement.

9.       Executive understands and agrees that he may revoke this Agreement for a period of seven (7) calendar days following the execution of this Agreement (the “Revocation Period”) and any payments or agreements conditioned upon his signing this Agreement shall not be paid until the Revocation Period expires and such payments shall not be required to be paid and such agreements shall be deemed revoked if this Agreement is revoked. This Agreement is not effective until this revocation period has expired. Executive understands that any revocation, to be effective, must be in writing and either (a) postmarked within seven (7) days of execution of this Agreement and addressed to President, Perceptron, Inc., 47827 Halyard Drive, Plymouth, Michigan 48170 or (b) hand delivered within seven (7) days of execution of this Agreement to President, Perceptron, Inc., 47827 Halyard Drive, Plymouth, Michigan 48170. Executive understands that if revocation is made by mail, mailing by certified mail, return receipt requested, is recommended to show proof of mailing.

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10.       In agreeing to sign this Agreement and separate from Company, Executive is doing so completely voluntarily and of his own free-will and without any encouragement or pressure from Company and agrees that in doing so he has not relied on any oral statements or explanations made by Company or its representatives.

11.       Both parties agree not to disclose the terms of this Agreement to any third party, except as is required by law, or as is necessary for purposes of securing counsel from either parties’ attorneys or accountants.

12.       This Agreement shall not be construed as an admission of wrongdoing by Company.

13.       This Agreement contains the entire agreement between Executive and Company regarding the matters set forth herein. Any modification of this Agreement must be made in writing and signed by Executive and each of the entities constituting the Company.

14.       This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Michigan, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Michigan or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Michigan.

15.       In the event any provision of this Agreement or portion thereof is found to be wholly or partially invalid, illegal or unenforceable in any judicial proceeding, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be.

16.       If there is a breach or threatened breach of the provisions of this Agreement, Company may, in addition to other available rights and remedies, apply to any court of competent jurisdiction for specific performance and/or injunctive relief in order to enforce, or prevent any violation of, any of the provisions of this Agreement.

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The parties hereto have entered into this Agreement as of this ____ day of _____, ______.

PERCEPTRON, INC., Company

By:

Name:

Title:

Bill Roeschlein, Executive

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EMPLOYMENT AGREEMENT RELEASE
WAIVER OF CONSIDERATION PERIOD

I have been provided with the General Release Agreement (the “Agreement”) between Perceptron, Inc. (the “Company”) and Bill Roeschlein (the “Executive”).

I understand that I have twenty-one (21) days from the date the Agreement was presented to me to consider whether or not to sign the Agreement. I further understand that I have the right to seek counsel prior to signing the Agreement.

I am knowingly and voluntarily signing and returning the Agreement prior to the expiration of the twenty-one (21)-day consideration period. I understand that I have seven (7) days from signing the Agreement to revoke the Agreement, by delivering a written notice of revocation to the President of Perceptron, Inc., 47827 Halyard Dr., Plymouth, MI 48170.

Bill Roeschlein, Executive

Dated:___________________

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